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                                                                   Exhibit 10.12

                         EXECUTIVE EMPLOYMENT AGREEMENT

        THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into and is effective as of June 1, 1998, by and between ARV ASSISTED LIVING, INC., a Delaware corporation (the "Company"), and DOUGLAS M. PASQUALE, an individual ("Executive").

                                  R E C I T A L

        Whereas, the Company and Executive desire to assure that the Company retains the services of Executive, whose experience, knowledge and abilities are extremely valuable to the Company.

        NOW, THEREFORE, in consideration of the terms, conditions, covenants, representations, warranties and promises contained in this Agreement, the Parties agree as follows:

        1. EMPLOYMENT. The Company hereby employs Executive and Executive hereby accepts employment with the Company on the terms and conditions set forth herein.

        2. DUTIES. At all times while Executive is an employee of the Company, Executive shall perform the duties and obligations of the President and Chief Operating Officer and, upon admittance as such, a member of the Board of Directors of the Company. Executive shall report to the Company's Chief Executive Officer and shall at all times perform his duties and obligations faithfully, diligently, and to the best of his ability, in accordance with the Company's policies and procedures, and shall instruct and require all those working with and under him to do the same. A summary of Executive's basic duties and responsibilities is attached hereto as Exhibit A and by this reference incorporated herein. Executive's employment hereunder shall be on a full-time basis, and, except as permitted by the prior written consent of the Chief Executive Officer and the Board of Directors (the "Board"), Executive shall devote substantially all of his productive time, ability, and attention to the business of the Company during the "Term" (as defined in Section 3 below). Unless otherwise consented to in writing by Employee, Employee's permanent office location shall be in Orange County, California.

        3. TERM. The initial term of this Agreement (the "Term") shall commence upon the date hereof and shall terminate three (3) years thereafter (the "Termination Date"), unless sooner terminated as provided herein; provided, however, that if the Company has not given Executive written notice of the Company's intent to terminate this Agreement at least two (2) years prior to the Termination Date, the Term shall automatically be extended for a period of one year (the "Additional Term"), upon all the same terms and conditions. Thereafter, the Termination Date shall continue to be extended annually unless and until the Company timely delivers such written notice of termination at least two (2) years prior to the then effective Termination Date.



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        4. COMPENSATION.

            4.1 ANNUAL BASE SALARY. For Executive's services hereunder, the Company shall initially pay Executive an annual salary of Three Hundred Thousand Dollars ($300,000) (the "Base Salary"). The Base Salary shall be paid in accordance with the Company's normal procedures for paying salaried employees, but in no event less frequently than semi-monthly.

            4.2 BASE SALARY INCREASES. The Base Salary shall be increased (the "Base Salary Increase") as of each January 1st (the "Adjustment Date"), commencing in 1999, as follows: the Base Salary in effect immediately before each Adjustment Date shall be increased, based on the Executive's and the Company's performance results and the Annual Performance and Salary Review (as defined in Section 10.1.2 below).

            4.3 BONUSES. Commencing as of December 31, 1998, and continuing as of July 1 of each year thereafter, the Company shall pay to Executive as a bonus an amount equal to at least thirty-seven and one-half percent (37.5%) of the Base Salary (the "Minimum Bonus") then in effect (it being acknowledged that the Minimum Bonus to be paid as of December 31, 1998 will be based on only seven months of employment). Commencing with the 1999 calendar year, operational and financial targets for performance for any one calendar year shall be established by the Board, based on the earnings of the Company and other criteria as determined by mutual agreement between Executive and the Compensation Committee of the Board, on or before March 31st of that year. No later than December 31st of each year during the Term and Additional Term commencing in 1998, the Board shall award to Executive an additional bonus (the "Additional Bonus"), as determined in the discretion of the Board, based on achieving the agreed-upon targets. The Additional Bonus, when added to the Minimum Bonus, is expected to range from thirty-seven and one-half percent (37 1/2 %) to seventy-five percent (75%) of Executive's Base Salary, with a target (the "Target Bonus") for planning purposes only established at sixty percent (60%) of Executive's Base Salary. Executive's Additional Bonus shall be paid, at Executive's election, in either December or January. In addition, Executive shall be paid $25,000 as a signing bonus, payable at the time of execution of this Agreement.

            4.4 TAXES. All amounts paid to Executive hereunder shall be subject to the applicable withholding of social security, federal, state, and other taxes and deductions as required by law.

        5. BENEFITS. Executive shall be entitled to participate in all benefits offered to employees or the Chief Executive Officer of the Company, including, without limitation, the following:

            5.1 GROUP MEDICAL, DISABILITY, AND LIFE INSURANCE BENEFITS. During the Term and any Additional Term, Executive shall be eligible to participate and the premiums shall be paid by the Company on behalf Executive and Executive's family, in any group medical,



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disability, and life insurance programs as provided generally to officers of the
Company. The Company shall pay, on behalf of Executive, for the period for which COBRA coverage is required until Executive is eligible to participate in the Company's group medical plan, the premiums payable in order to continue the same coverage of Executive and Executive's family under the Executive's prior health insurance plan.

            5.2 BUSINESS CLUB MEMBERSHIP. The Company shall pay all initial and monthly membership charges (exclusive of charges for personal use) for Executive to join and participate in a local business club of his choosing during the Term and any Additional Term.

            5.3 CELLULAR TELEPHONE. During the Term and any Additional Term, Executive shall be entitled to the use of a cellular telephone and the monthly access charge and any business-related charges shall be paid by the Company subject to Section 5.6 below.

            5.4 VACATION. Executive shall be entitled to four (4) weeks' annual paid vacation during the Term and any Additional Term. Executive shall be entitled to carry forward unused vacation indefinitely; provided, however, that accrued and unused vacation shall never exceed twelve (12) weeks.

            5.5 RETIREMENT PLANS. During the Term and any Additional Term, Executive shall be included in and able to participate in any retirement, pension, or other deferred or supplemental compensation plans operated by the Company including, without limitation, the Company's 401(k) Plan and any subsequent or additional retirement plans established by the Board.

            5.6 EXPENSE REIMBURSEMENT. Upon presentment of verifiable invoices to the Company's Chief Financial Officer and other documentation as may be requested by the Company, and subject to the Company's expense reimbursement policies applicable to similarly situated executives, the Company shall reimburse Executive for the reasonable costs and expenses which he incurs in connection with the performance of his duties and obligations under this Agreement. All expenses shall be reviewed by the both the Company's Chief Financial Officer and the Company's external auditors.

            5.7 RELOCATION ASSISTANCE. In order to facilitate relocation of Executive's primary residence to Costa Mesa, California or its vicinity, the Company shall pay to Executive a one-time relocation payment equal to $25,000 (a "Relocation Payment"), payable upon the relocation of Executive's family to a residence either leased or purchased by Executive in California. In addition, the Company shall reimburse Executive for the costs associated with the movement of Executive and Executive's family and household goods from Colorado to California. Reimbursable expenses shall include the costs of packing, temporary storage and shipping household goods and up to three automobiles, closing costs and sales commissions associated with the sale of Executive's Colorado residence, and the cost of a reasonable number of house hunting trips for Executive and Executive's family. In addition, until such time as



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Executive's family relocates to California, the Company shall pay for
Executive's temporary living and weekly travel back and forth from Colorado. Payments or reimbursements made hereunder shall be net to Executive. To the extent that the amount of any reimbursements hereunder other than the Relocation Payment are includable in Executive's federal and state taxable income and not deductible for income tax purposes, the Company shall pay to Executive as reimbursement for such relocation expenses an aggregate amount that is sufficient to cover all of Executive's out-of-pocket relocation expenses on an after-tax basis. In the event Executive is terminated for "cause" (as that term is defined in Section 7.3 below) or voluntarily terminates his employment other than as a result of a "Change of Control" (as that term is defined in Section
7.5 below) within the first three (3) years of employment with the Company, the Relocation Payment shall be repaid by Executive to the Company within thirty
(30) days thereafter.

        6. STOCK OPTIONS. Concurrently with the execution of this Agreement, Executive and the Company are executing and delivering a Stock Option Agreement (the "Option Agreement") which grants to Executive the option to purchase, at a price equal to the closing stock price on May 29, 1998, one hundred fifty thousand (150,000) shares of the Common Stock of the Company, upon the terms and conditions set forth in the Option Agreement. As of January 2, 1998, Executive and the Company shall execute and deliver a second Stock Option Agreement (the "Second Option Agreement") which shall be in form and substance the same as the Option Agreement and shall grant to Executive the option to purchase, at a price equal to the closing stock price on December 31, 1998, ninety thousand (90,000) shares of the Common Stock of the Company, upon the terms and conditions set forth in the Second Option Agreement. All options granted under the Option Agreement and Second Option Agreement shall begin to vest at the rate of twenty-five percent (25%) per year commencing on June 1, 2000. In addition to the options granted under the Option Agreements, during the Term, Executive shall be eligible to receive additional stock option awards as part of the Annual Performance and Salary Reviews and to participate in any other stock option plan instituted by the Company.

        7. TERMINATION.

            7.1    TERMINATION AT WILL.

                7.1.1 BY THE COMPANY. Subject to the provisions of Section 7.2 and 7.5 below, the Company may terminate this Agreement at any time, for any reason, or for no reason, either with or without "cause" (as that term is defined in Section 7.3 below). In the event that such termination is without "cause," the Company shall provide Executive with fifteen (15) days' prior written notice.

                7.1.2 BY EXECUTIVE. Subject to the provisions of Section 7.4 and
7.5 below, Executive may terminate this Agreement at any time, for any reason, or for no reason, either with or without cause, by delivering thirty (30) days' prior written notice to the



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Company; provided, however, that the Company may reduce such thirty (30) day period in its sole discretion, but not the amount of any payment tied to the date of termination under Section 7.4.

            7.2 TERMINATION BY THE COMPANY WITHOUT "CAUSE." If the Company terminates Executive other than for "cause" (as that term is defined in Section
7.3 below) or, if the Company willfully breaches a material provision of this Agreement and fails to cure such breach within thirty (30) days after written notice from Executive, or if the Company substantially diminishes Executive's duties or title, in addition to payment of Executive's Base Salary, accrued vacation and reimbursable expenses through the date of termination, Executive shall be entitled to the following:

                7.2.1 SEVERANCE PAY. The Company shall pay Executive upon such termination a lump-sum amount equal to the greater of: (1) the sum of one (1) years' current Base Salary plus the Minimum Bonus calculated based on such Base Salary (and, if an Additional Bonus has been paid in the prior twelve months, plus the Additional Bonus so paid); or (2) the sum of (i) the monthly portion of the current Base Salary times the number of months (including partial months) remaining until the Termination Date (as defined in Section 3 herein) plus (ii) the Minimum Bonus calculated based on the current Base Salary (and, if an Additional Bonus has been paid in the prior twelve months, plus the Additional Bonus so paid) divided by twelve (12) and multiplied by the number of months (including partial months) remaining until the Termination Date (the "Severance Pay"). In addition, if such termination occurs prior to January 2, 1999, the Company shall pay Executive an amount equal to the 1998 Change of Control Addition (as defined in Section 7.5.2 below).

                7.2.2 CONTINUATION COVERAGE. The Company shall pay, on behalf of Executive, for the maximum period for which COBRA coverage is available, the premiums payable in order to continue the same coverage of Executive and Executive's family under the Company's health insurance plan which exists as of the date of termination, unless and until Executive and Executive's family are otherwise covered by another health insurance plan (the "Continuation Coverage").

                7.2.3 ACCELERATED VESTING. In addition to the Severance Pay and the Continuation Coverage, in the event of such a termination of Executive's employment, any options to purchase the common stock of the Company previously granted to Executive and not otherwise vested shall be fully vested as of the Termination Date.

                7.2.4 OUTPLACEMENT ASSISTANCE. The Company shall provide the outplacement assistance as set forth in Section 7.5.4 below.

            7.3 TERMINATION BY THE COMPANY FOR "CAUSE." For purposes of this
Section 7, termination for "cause" shall mean termination of Executive by the Company for the





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following, as determined by a majority vote of the Board: (a) A willful breach by Executive of any material provision of this Agreement that remains uncured by Executive within thirty (30) days after written notice of such breach from the Board; (b) Executive's habitual neglect of his duties; or (c) If Executive is convicted of a felony.

            7.4 VOLUNTARY TERMINATION BY EXECUTIVE. If Executive voluntarily terminates Executive's employment with the Company, Executive shall not be eligible to receive any severance pay as provided in Section 7.2. herein. Within 72 hours following such termination, Executive shall be paid Executive's Base Salary and accrued vacation and within ten (10) days following such termination, Executive shall be paid Executive's reimbursable expenses payable through the date of the termination of Executive's employment and a lump-sum amount equal to three (3) months' Base salary. Voluntary termination by Executive shall include the death or "Disability" (as defined herein) of Executive. For the purposes of this Section 7.4, "Disability" shall mean any physical or mental disability which causes Executive to be unable to substantially perform Executive's normal duties as an employee of the Company; provided, however, that Executive shall not be considered disabled until: (i) Executive has been so disabled for one hundred eighty (180) days; (ii) Executive's attending physician shall have furnished to the Company certification that the return of Executive to his duties as an employee of the Company is impossible or improbable; and (iii) Executive is determined to be totally disabled by the disability insurer then insuring Executive, if any.

            7.5 CHANGE OF CONTROL.

                7.5.1 DEFINITIONS. For the purposes of this Agreement, the following terms shall be defined as follows:

                    (i) "Change in the Ownership of the Company" shall mean either: (a) the date that any person, persons, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) (a "Person"), acquires the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act ("Rule 13d-3")) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company ("Outstanding Voting Securities"); or (b) the date that any Person, other than Prometheus Assisted Living LLC, acquires the beneficial ownership (within the meaning of Rule 13d-3) of twenty percent (20%) or more of the combined voting power of the then Outstanding Voting Securities and the Board determines that a Change in the Ownership of the Company, pursuant to this
Section 7.5, has occurred.

                    (ii) "Change in Effective Control of the Company" shall mean that either: (A) any Person acquired (or had acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) the beneficial ownership of the capital stock of the Company possessing fifty percent (50%) or more of the total voting power of the capital stock of the Company; or (B) a majority of the members of the Board were replaced during any twelve (12) month period by directors whose appointment or election


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was not endorsed by a majority of the members of the Board prior to the date of such appointment or election.

                    (iii) "Change in Ownership of a Substantial Portion of the Company's Asset's shall mean the date on which any Person acquired (or had acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total fair market value equal to, or more than, thirty three and one-third percent (33-1/3%) of the total fair market value of all of the assets of the Company immediately prior to such acquisitions. All determinations of the applicability of this Section shall be made consistent with the Proposed Regulations Section 1.280G-1 promulgated by the Internal Revenue Service, or any successor regulation.

                7.5.2 CHANGE OF CONTROL PAYMENT. Following a Change in the Ownership, or Effective Control of the Company or in the Ownership of a Substantial Portion of the Company's Assets (any one of which shall be referred to herein as a "Change of Control"), in the event Executive's employment is terminated for any reason, either with or without cause or voluntarily within nine (9) months after a Change of Control or involuntarily within twelve (12) months after a Change of Control, in lieu of the payment specified in Section
7.2 hereof, the Company shall immediately pay to Executive the sum of the following amounts: (i) Executive's accrued Base Salary; (ii) Executive's accrued vacation pay; (iii) reimbursement for expenses through the date of Change of Control; and (iv) three (3) times the sum of Executive's Base Salary and Target Bonus (collectively, the "Change of Control Payment"). If the Change of Control shall occur prior to January 2, 1999, the following shall be added to the Change of Control Payment: a sum equal to ninety thousand (90,000) times the difference between (a) the greater of (y) the price equal to the closing stock price on the date of the Change of Control or (z) the amount offered by the Person causing the Change of Control to all shareholders of the Company in an offer therefor, and (b) the price equal to the closing stock price on May 29, 1998 (the "1998 Change of Control Addition"). In addition to the foregoing amounts, in the event that any portion of the Change of Control Payment shall be deemed to be an "excess parachute payment" under Section 28OG of the Internal Revenue Code of 1986, as amended, or any replacement statute, the amount of the Change of Control Payment shall be increased to a new amount (the "Modified Change of Control Payment") such that the Modified Change of Control Payment less the excise tax payable by Executive on the Modified Change of Control Payment is equal to the Change of Control Payment.

                7.5.3 ACCELERATED VESTING. In addition to the Change of Control Payment or the Modified Change of Control Payment, in the event Executive's employment is terminated voluntarily within nine (9) months after a Change of Control or involuntarily within twelve (12) months of a Change of Control, any options to purchase the common stock of the Company previously granted to Executive and not otherwise vested shall be fully vested as of the date of termination.



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                7.5.4 OUTPLACEMENT ASSISTANCE. In order to ease Executive's transition to new employment, in the event of a voluntary or involuntary termination of Executive's employment under this Section 7.5, the Company shall provide Executive with an office, telephone and secretary, similar to those used by Executive prior to the termination of Executive's employment, for a period of up to eighteen (18) months. In addition, the Company shall pay the cost of outplacement services for Executive, up to a maximum of $50,000 from a service or provider of Executive's choice.

                7.5.5 DISPUTED ISSUES. In the event of a dispute between Executive and the Company arising under or relating to this Section 7.5, such dispute shall be submitted to binding arbitration pursuant to the provisions of
Section 10.14 below, provided however, that if such a dispute is submitted to arbitration, the Company shall continue to pay Executive his Base Salary until such time as there is a final resolution and the Company shall pay Executive's reasonable attorneys' fees, costs and expenses incurred in connection with such proceeding whether or not Executive is the prevailing party.

        8. CONFIDENTIALITY. During the Term and any Additional Term, Executive will have access to and become acquainted with what Executive and the Company acknowledge are trade secrets and other confidential information (the "Confidential Information") which are the exclusive property of the Company. In light of the sensitive and proprietary nature of the Confidential Information, Executive agrees to execute and be bound by a Confidentiality and Non-Disclosure Agreement, to be approved by the Board.

        9. COVENANT NOT TO COMPETE. During the Term or any Additional Term, and for a period of one (1) year following expiration of the Term or any Additional Term, in all counties of California, the other States of the United States and the other countries of the world where the Company or its affiliates are engaged in business, Executive shall not, directly or indirectly, whether as an Executive, employer, consultant, agent, principal, partner, member, stockholder, corporate officer or director, or in any other individual or representative capacity, whether or not for compensation, engage in or participate in or render services to any business or activity which is competitive in any manner whatsoever with the Company or any of its affiliates in the business of assisted living or long-term health care. This Section 9 shall not apply in the event of a termination under Section 7.2 or a Change of Control under Section 7.5. Further, this Section 9 shall not apply in the event of termination of employment as described in Section 7.4; provided, however, that Executive shall first waive in writing all rights to receive severance pay other than Executive's Base Salary, accrued vacation and reimbursable expenses payable through the date of the termination of Executive's employment.



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        10. MISCELLANEOUS PROVISIONS.

            10.1 EXECUTIVE COMPENSATION, BENEFITS AND PERFORMANCE REVIEW.

                10.1.1 1998 EXECUTIVE COMPENSATION AND BENEFITS SURVEY. The Compensation Committee of the Board shall, during 1998, conduct an executive compensation and benefits survey and shall, as it deems appropriate, make adjustments to the Company's executive compensation and benefits in order to compete for, attract and retain competent executives and to emphasize shareholder value.

                10.1.2 ANNUAL PERFORMANCE AND SALARY REVIEWS. Beginning in 1999, the Company shall, in accordance with standards and policies to be established by the Board, conduct annual executive performance and salary reviews (the "Annual Performance and Salary Review").

            10.2 DIRECTORS AND OFFICERS INDEMNITY AGREEMENT. Within ninety (90) days after the date hereof, the Company shall provide Executive with a Directors and Officers Indemnity Agreement to be mutually agreed upon between Executive and the Board.

            10.3 NOTICES. Except as otherwise provided in this Agreement, all notices, requests, demands, and other communications under this Agreement shall be given in writing and shall be served either personally, by facsimile or delivered by first class mail, registered or certified, postage prepaid, and properly addressed as follows, or to such other address for which proper notice has been given:

            If to the Company:   ARV Assisted Living, Inc.
                                 245 Fischer Avenue, Bldg. D-1
                                 Costa Mesa, CA 92626-3545
                                 Attention: Board of Directors
                                 Fax No. (714) 751-1743

            If to Executive:     Douglas Pasquale
                                 93 Falcon Hills Drive
                                 Highlands Ranch, CO  80126

            Notices shall be deemed received at the earliest of actual receipt, confirmed facsimile or three (3) days following mailing.

            10.4 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter contained herein and supersedes all prior agreements, representations, and understandings of the parties.



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            10.5 ATTORNEY's FEES. Subject to Section 7.5.5 above, in the event of any proceeding arising out of or related to this Agreement, the prevailing party shall be entitled to recover all of its costs and expenses incurred in connection with such proceeding, including, without limitation, court costs and reasonable attorneys' fees, whether or not such proceeding is prosecuted to judgment.

            10.6 AMENDMENTS. This Agreement may not be amended, supplemented, canceled, or discharged except by written instrument executed by the parties hereto.

            10.7 WAIVERS. All waivers hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision of this Agreement by any other party shall be deemed a waiver of any other contemporaneous, preceding, or succeeding breach or anticipated breach, whether or not similar, on the part of the same or any other party.

            10.8 SEVERABILITY. In the event that any provision of this Agreement shall be unenforceable or inoperative as a matter of law, the remaining portions or provisions shall remain in full force and effect.

            10.9 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, executors, administrators, successors, and assigns, provided, however, that Executive may not assign any or all of his rights or duties hereunder except following the prior written consent of the Company.

            10.10 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same Agreement.

            10.11 SECTION HEADINGS. The section headings used in this Agreement are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

            10.12 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the state of California.

            10.13 ADVICE OF COUNSEL. Executive acknowledges that he has been advised to seek independent legal counsel for advice regarding the effect of the terms and provisions hereof, and has either obtained such advice of independent legal counsel, or has voluntarily and without compulsion elected to enter into and be bound by the terms of this Agreement without such advice of independent legal counsel.

            10.14 ARBITRATION. Subject to Section 7.5.5 above, any dispute arising out of or relating to this Agreement or Executive's employment by the Company shall be submitted to



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arbitration in Orange County, California, before a sole arbitrator (the
"Arbitrator") selected from the American Arbitration Association ("AAA"), and shall be conducted in accordance with the AAA's Labor Arbitration Rules (including the Expedited Labor Arbitration Procedures) and the provisions of California Code of Civil Procedure Section 1280 et seq. as the exclusive remedy of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including permanent injunctive relief or specific performance or both, and the Arbitrator is hereby empowered to award such relief. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. Executive and the Company understand and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Employment Agreement.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the date first above written.


THE COMPANY                                      EXECUTIVE

ARV ASSISTED LIVING, INC.,
a Delaware corporation

                                                 /s/ Douglas M. Pasquale
                                                 -------------------------------
By: /s/Howard G. Phanstiel                       DOUGLAS M. PASQUALE
    ----------------------------------------
    Howard G. Phanstiel
    Chairman and Chief Executive Officer

                                    EXHIBIT A
                                    ---------

                            EXECUTIVE'S BASIC DUTIES

        Overall operational responsibility for the Company and its performance.

        Develop and implement a growth strategy, focused on internal growth, new lines of business, development of new properties, acquisition of existing properties, and with the CEO, the acquisition of other companies within the industry.

        Working closely with the Chief Executive Officer, develop detailed operating plans, budgets and performance targets.

        Directly oversee all operations and marketing and, working closely with the Chief Executive Officer, acquisition and development of new facilities, development of systems/technology and human resources.

        Maintain a team-oriented working environment that promotes open discussion of important issues, a high level of personal commitment and accountability to the business, and a continued focus on profitability, quality and the customer.

        Represent the Company, as requested by the Chief Executive Officer, with market contacts, regulators, the investment community and others.